Exhibit 16.1

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

June 30, 2009

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

In re:	One Holdings, Corp, formerly Contracted Services, Inc.
File #:	333-136643
FEI #:	59-3656663

Ladies and Gentlemen:

We have read the statements by One Holdings Corp. included under Item 4.01 of its Report on Form 8-K dated June 30, 2009, and we agree with such statements as they relate to our firm.

This is to confirm that the client-auditor relationship between One Holdings, Corp.
File #: 333-136643 and Randall N. Drake, CPA PA has ceased.

Very truly yours,

/s/ Randall N. Drake, CPA PA
Randall N. Drake, CPA, PA